Exhibit 4.5

ACCURIDE CORPORATION

2010 ANNUAL GRANT

RESTRICTED STOCK UNIT AWARD

The following sets forth the terms of your Accuride Corporation 2010 Annual Grant Restricted Stock Unit (“RSU”) Award.

RSU AWARD:

Name:

Address:

Taxpayer Identification Number:

VESTING SCHEDULE:

Grant:	43,479 Restricted Stock Units

Grant Date:	August 3, 2010

Vesting Schedule and Payment Date:	Subject to acceleration in certain circumstances, the RSUs will vest and be paid on March 1, 2011 (the “Payment Date”).

This Restricted Stock Unit Award Agreement (this “Award Agreement”) sets forth the terms and conditions of the Restricted Stock Unit Award (the “Award”).  By electronically acknowledging and accepting this Award, you agree to be bound by the terms and conditions herein, and all other conditions as may be established by the Company in connection with the administration of this Award.

The following terms and conditions apply to the RSUs granted pursuant to this Award Agreement.

Defined Terms:	To the extent not defined herein, capitalized terms shall have the meanings ascribed to them in Appendix A hereto.

Type of Award:	Restricted Stock Units, or RSUs, which entitle you to receive an equal number of whole shares of Common Stock on the Payment Date, as described below.

Vesting and Settlement:

The RSUs subject to this Award shall vest and become payable according to the schedule set forth above; provided, however, that the RSUs will vest and be paid on such dates only if you have not had a Termination of Service prior to the applicable Payment Date.  All unvested RSUs will be forfeited upon Termination of Service.  Vested RSUs shall be settled on the Payment Date through the issuance to you of whole shares of Common Stock equal to the number of RSUs to be settled and paid.  If the vesting schedule set forth above would result in the delivery of fractional shares, then the vesting of such fractional share shall be delayed until the next Payment Date.  The issuance of shares of Common Stock will be subject to tax withholding, as provided below.

Any unvested RSUs will vest upon a Change in Control.

Transferability of RSUs:

This Award and the RSUs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, provided that in the event of your death, shares deliverable or amounts payable with respect to the RSUs shall be delivered or paid, as applicable, to your designated beneficiary.  You will be advised by the Company’s Human Resources Department with respect to the procedures for naming and changing designated beneficiaries.

Tax Withholding:

Unless paid in cash by you at the time of settlement, the Company, in its sole discretion, may satisfy any withholding obligations by (i) withholding a number of shares of Common Stock having a Fair Market Value equal to the amount sufficient to satisfy the minimum statutory federal, state, foreign and local taxes and any employment, disability, social welfare or other legally required withholdings from shares of Common Stock otherwise issuable to you upon settlement of the RSUs, (ii) instructing a broker on your behalf to sell shares of Common Stock otherwise issuable to you upon vesting of the RSUs and submit the proceeds of such sale to the Company, (iii) receiving shares of Common Stock previously owned by you with a Fair Market Value equal to the minimum amount of the tax withholding obligation,  (iv) withholding such amounts from other cash compensation or (v) having you pay the amount of the tax withholding in cash; provided, however, that if the tax obligation arises during a period in which you are prohibited from trading under any policy of the Company or by reason of the Exchange Act, then the tax withholding obligation shall automatically be satisfied in accordance with subsection (i) of this paragraph, unless you have previously made a written election during a period in which you were not prohibited from trading in the Company’s securities to pay such tax obligation directly to the Company in cash and have paid a reasonable estimate of such tax liability (as determined by the Company) in advance to the Company.

You are encouraged to consult with a tax advisor regarding the tax consequences of this Award.

Rights as a Stockholder	Until the shares of Common Stock are issued and delivered, you will have no rights as a stockholder with respect to the shares of Common Stock subject to the RSU.

No Right to Continued Employment

Neither the RSUs nor this Agreement confers upon you any right to continue to be an employee of the Company or any of its subsidiaries or interferes in any way with the right of the Company or any of its subsidiaries to terminate your employment at any time.

Data Privacy:

By acceptance of this Award, you acknowledge and consent to the collection, use, processing and transfer of personal data as described below.  The Company, its affiliates and your employer hold certain personal information, including the your name, home address and telephone number, date of birth, social security number or other employee tax identification number, salary, nationality, job title, and any equity compensation grants or Common Stock awarded, cancelled, purchased, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Award (“Data”).  The Company and its affiliates will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Award.  These recipients may be located in the United States, the European Economic Area, or elsewhere.  By accepting this Award Agreement you hereby authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing this Award, including any requisite transfer of such Data as may be required for the administration of this Award on your behalf to a third party with whom you may have elected to have payment made pursuant to this Award Agreement.  You may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company; however, withdrawing the consent may affect your ability to receive the benefits intended by this Award.

No impact on other rights.

This Award is voluntary,  the value of which is an extraordinary item of compensation outside the scope of your normal employment and compensation rights, if any.  As such, the  RSUs are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pensions or retirement benefits or similar payments unless specifically and otherwise provided  in the plans or agreements governing such compensation.  This Award is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time.  This Award is a one-time benefit and does not create any contractual or other right to receive any other grant of RSUs or other similar equity based compensation awards in the future.  Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the grant, the form of award, number of shares of Common Stock subject to an award, vesting, and exercise provisions, as relevant.

Distribution of Common Stock

Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Common Stock pursuant to this Award Agreement unless and until the Committee has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed or traded.  All stock certificates delivered pursuant to this Award Agreement shall be subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Common Stock is listed, quoted, or traded.  The Committee may place legends on any certificate to reference restrictions applicable to the Common Stock.  In addition to the terms and conditions provided herein, you agree to make such reasonable covenants, agreements, and representations as the Committee, in its discretion, requests in order to comply with any such laws, regulations, or requirements.  You also agree to comply with any timing or other restrictions with respect to the settlement of the RSUs, including a window-period limitation, as may be imposed in the discretion of the Committee or the Company’s guidelines for insider trading.  Notwithstanding any other provision of this Award Agreement, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company shall not deliver to you any certificates evidencing the Common Stock issued upon settlement of any RSUs under this Award Agreement and instead such shares of Common Stock shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

Adjustments to the Award

a.                    In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other similar event affecting the shares of Common Stock or the share price of the Common Stock, the Committee shall make proportionate adjustments to any or all of the following in order to reflect such change: (i) the aggregate number and kind of shares that may be issued under the RSUs; and (b) the terms and conditions of the RSUs.

b.                    In the event of any transaction or event described above or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, you authorize and agree that the Committee, in its sole discretion and on such terms and conditions as it deems appropriate, either by the terms of this Agreement or by action taken prior to the occurrence of such transaction or event and either automatically or upon your request, may take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Award Agreement, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

i.                  To provide for either (A) termination of the Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the vesting and payment of RSUs under this Award Agreement as of the date of such termination, or (B) the replacement of such RSUs with other rights or property selected by the Committee in its sole discretion;

ii.               To provide that the RSUs be (A) assumed by a successor or

survivor corporation, or a parent or subsidiary thereof, or (B) substituted for by a similar award covering the stock of a successor or survivor corporation, or a parent or subsidiary thereof, in either case, with appropriate adjustments as to the number and kind of shares and prices;

iii.            To make adjustments in the number and type of shares (or other securities or property) subject to the RSUs and/or in the terms and conditions of the RSUs;

iv.           To provide that RSUs shall be payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in this Award Agreement; and

v.              To provide that the RSUs cannot vest or become payable after such event.

Authority of Committee

You agree that the Committee shall have the power to interpret this Award Agreement and to adopt and interpret such rules for its administration, interpretation and application as are consistent with the terms hereof (including, but not limited to, the determination of whether or not any RSUs have vested and become payable).  You agree that all actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon you, the Company and any and all other interested persons.  No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to this Award Agreement and, to the greatest extent allowable pursuant to applicable law, each member of the Committee shall be fully indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with such administration of this Agreement.

Governing Law:

The interpretation, validity, administration, enforcement and performance of the terms of this Award Agreement shall be governed by the laws of the State of Delaware regardless of the law that might be applied under principles of conflicts of laws.

Appendix A

DEFINITIONS

For purposes of this Award Agreement, unless the context otherwise requires, the following defined terms shall have the respective meanings set forth below:

“Board” shall mean the Board of Directors of the Company.

“Change in Control” shall mean and includes each of the following:

(a)                                 A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 35% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b)                                 During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in (a) or (c) of this definition whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c)                                  The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)                                  After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this subsection (c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d)                                 The Company’s stockholders approve a liquidation or dissolution of the Company.

“Committee” shall mean the Compensation & Human Resources Committee of the Board.

“Common Stock” shall mean the common stock of the Company, par value $0.01 per share.

“Company” shall mean Accuride Corporation, a Delaware corporation.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:

(a)                                 If the Common Stock is listed on any (i) established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market), (ii) national market system or (iii) automated quotation system on which the Shares are listed, quoted or traded, its Fair Market Value shall be the closing sales price for a share of Common Stock as quoted on such exchange or system for such date or, if there is no closing sales price for a share of Common Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(b)                                 If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Common Stock on such date, the high bid and low asked prices for a share of Common Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(c)                                  If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Committee in good faith.

“Termination of Service” shall mean the time when you no longer are serving as a director of the Company for any reason, including, without limitation, a termination by resignation, discharge, death, disability, retirement or failure to be reelected to the Board; but excluding any such termination where you simultaneously commence or remain in employment or service with the Company or any subsidiary thereof.